Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS

Employment Agreement (“Agreement”) is hereby entered into and made effective this 1st day of July 2001, by and between Diatect International Corporation, a California corporation, with its principal place of business located in Boise, Idaho (the “Company”), and David H. Andrus of Boise, Idaho (“Andrus”).

RECITALS

1.

The Company is engaged in the business of developing, manufacturing and marketing an environmentally benign, diatomaceaceous earth (“DE”) based  insecticide, and desires to acquire qualified, experienced leadership in this endeavor.

2.

Andrus desires to be employed by the Company as its Vice President of Operations with the understanding that for some time he has served the Company on a consulting basis.

3.

In view of his effective service to the Company on a consulting basis, the  Company has determined that it desires to employ Andrus as its Vice President of Operations for the period set forth below.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants, promises, terms and conditions hereinafter set forth, the parties hereto agree as follows:

I,

EMPLOYMENT. The Company hereby employs, engages and hires Andrus as its Vice President of Operations on the terms and conditions hereinafter set forth, and Andrus hereby accepts such employment and agrees to perform such services and duties and to carry out such responsibilities as hereinafter set forth.

II,

TERMS OF EMPLOYMENT. The term of employment under this Agreement shall be for a period of three (3) years(s) commencing as of July 1, 2001 and terminating on July 31, 2004, subject, however to the prior termination as hereinafter provided. Unless otherwise agreed in writing, subject to mutual agreement of the parties, continued employment of Andrus by the Company after August 1, 2004, shall be for a term and on the conditions to be agreed to by the parities prior to the expiration of the Agreement.

III,  SERVICES, DUTIES AND RESPONSIBILITIES

1.

Andrus will faithfully and to the best of his ability serve the company in his capacity as its Vice President of Operations, subject to the direction of the President of the Company. Andrus shall perform such services and duties as are customarily performed by one holding the position of Vice President of Operations, as the case may be, of a public corporation.

2.

As Vice President of Operations, Andrus shall be responsible for the development, coordination, and execution of all aspects of the operation as directed by the President of the Company. Andrus will devote his full time, energy and skill during regular business hours to his employment with the Company. Such duties shall be rendered at Boise, Idaho, and at such other place or places as the Company shall in good faith require or as interests, needs, business or opportunity of the Company shall require.

3.

Andrus will not directly or indirectly represent or be engaged by or be an employee of any other person, firm or corporation or be engaged for his services as an officer, general manager or consultant in any other business or enterprise while he is in the employ of the Company, unless specifically authorized to do so. It is understood, however, that the foregoing in no way prevents Andrus from owning stock or having an economic interest in other businesses or enterprises. Furthermore, Andrus may serve on the board of directors of other companies so long as such service does not conflict with his interest in and duties of the Company. Also, he may hold the position of corporate officer in any family or personal investment business so long as it does not conflict with his interest in and duties to the Company.

IV,

COMPENSATION

1.

Base Salary.  The Company shall pay Andrus a base salary at the rate of Ninety Thousand Dollars ($90,000) per year, payable on a twenty-six (26) payday schedule per annum while this Agreement shall be in force. Said salary payments will be subjected to withholding taxes, e.g.,Federal Income Tax, FICA, and State and/or Local Withholding Taxes. Whereas such salary shall not be decreased during the term of this Agreement without the consent of Andrus, it shall be subject to increase by the Board of Directors which shall review the salary periodically, and at least annually.

2.

Signing Stock Incentive.  The Company hereby grants to Andrus 500,000 shares of restricted, lettered stock of the Company.

3.

Bonus.  Commencing at the date hereof, Andrus shall be granted a bonus equal to one percent (1.00%) of the gross sales receipts determined quarterly based on the filing of the 10Q report with the SEC. Said payment shall occur within thirty (30) days following the filling of the 10Q report.

4.

Incentive Stock Option (ISO).  At the next Company annual meeting, the Company shall seek stockholder approval and shall register with the SEC, an Incentive Stock Option Plan meeting the requirements established by Section 422 of the Internal Revenue Code, whereby options granted are not taxed until the stock is sold and they are not deductible as compensation expense by the corporation. The term of said ISOs shall not exceed ten (10) years and the option price shall be equal to or greater than one hundred percent (100%) of the fair market value at the grant date. Within thirty (30)days after the Incentative Option Plan is in effect, the Company shall grant to Andrus ISOs for the purchase of fifty thousand (50,000) free trading shares of the common stock of the Company and ISOs for the same amount of stock shall be granted to Andrus on each anniversary date of the first grant during the term of this Agreement, providing he is at the time employed by the Company, subject to the provisions of Section XI 5 (b) herein. The aforesaid number of shares in said ISO grant shall be in post-reverse split shares.

5.

Benefits.  As soon as it is financially able, the Company shall provide the following benefits to Andrus:

(a) Participation in a group medical plan;

(b) Comprehensive dental care plan;

(c) Life insurance at the rate of at least four times Andrus’ annual salary, with the beneficiary of said insurance to be named by Andrus;

(d) Disability insurance;

(e) A reasonable car allowance which comes into play when his personal vehicle is utilized on behalf of Company business.

V,

BUSINESS FACILITIES AND EQUIPMENT  The Company shall provide Andrus, or shall pay for , suitable work facilities and adequate business accommodations, office equipment and devices as may be reasonably necessary for Andrus to perform his services and carry out his responsibilities and duties to the Company.

VI,

INDEMNIFICATION.  The Company shall indemnify, his heirs, directors, officers executors, administrators and assigns, against, and shall be entitled without further act on his part to indemnify from the Company for, all expenses, including , but limited to , amounts of judgements, reasonable settlement of suits, attorney fees and related costs of litigation, reasonably incurred by him in connection with or arising out of any action, suit or having been, an officer and. or director of the Company, or, at its request, of any other corporation which the Company owns or of which the Company is a stockholder or creditor, whether or not he continues to be such officer or director at the time of incurring said expenses incurred in respect to:

1.

any matter in which he shall be finally adjudged in any such action, suit or proceeding to be liable for gross negligence or intentional misconduct in the performance of his duty as such officer and/or director, or;

2.

any matter in which a settlement is effected to an amount in excess of the amount of reasonable expenses incurred by or on behalf of Andrus in such action, suit or proceeding to the point of final settlement and resolution.

Further, nothing in this section regarding indemnification shall be construed to require or authorize the Company to indemnify Andrus against any liability to which he would, but for settlement or comprise of such action, suit or proceeding, be otherwise subject by reason of his gross negligence to intentional misconduct in the performance of his duties as an officer and/or director of the company. The foregoing right of indemnification shall not be exclusive of other rights to which Andrus may be entitled.

VII,  BUSINESS EXPENSE REIMBURSEMENT.  The Company shall reimburse Andrus for all reasonable business expenses incurred by him in the performance of his services, duties and responsibilities, including but not limited to transportation, travel expenses, board and room, entertainment, and other business expenses incurred within the scope of presentation to the Company by Andrus of an itemized accounting of said expenses substantiated by account books, receipts, bills and other documentation where applicable. If reimbursement, advances or allowances are based on permitted mileage or per diem rates, then Andrus shall submit specification of relevant mileage, destination, dates and other supporting information required doe tax purposes.

VIII,  VACATION.  During the term of this Agreement, Andrus shall have the right to six (6) weeks of paid vacation during each year. Vacation time may be taken all at once or in segments as desired by Andrus, subject to reasonable notice to the Company for the purpose of coordinating work schedules.

IX, TERMINATION OF EMPLOYMENT.

Termination Without Cause.  Under this Agreement, the Company does not have the right to terminate the employment of Andrus without cause.

Termination for Cause,  Generally. Under this Agreement, The Company shall have the right to terminate the employment of Andrus for cause, which shall consist of two classes: cause involving malfeasance on the part of Andrus, and causes not involving malfeasance (no-fault), Upon termination, all Company property and credit cards in the possession and control of Andrus must be returned to the Company.

Malfeasance Termination for Cause.  In the event the employment of Andrus terminated on the grounds of malfeasance, then, in that event, all compensation, including salary, stock options, bonuses, deferred compensation and benefits cease immediately.  Termination for cause on grounds of malfeasance included, but is not limited to, the following conduct:

(1)

Breach of any restrictive covenant contained herein against competition or disclosure of trade secrets;

(2)

Continued failure and refusal to carry out the duties and responsibilities of office under this agreement within a reasonable time following written notice from the president requiring the subject performance;

(3)

Failure to cure a material breach of this Agreement within ten (10) days after receiving written from the Company;

(4)

Failure to cease conduct unbecoming the Vice President of Operations of the Company after the receipt of written notice to cease such conduct;

(5)

Commission of a felony.

4.

No-Fault Termination for Cause.  At no fault of Andrus, termination of Employment hereunder for cause can occur as the result of death, disability, sale of the Company (asset or stock sale), merger or consolidation, “takeover” of control and operation of the business by an outside entity or group, or termination of the business for any reason whatsoever.

5.

Resignation.

In the event Andrus’s employment is terminated by his voluntary resignation, all rights and benefits cease upon the last day of his employment.

6.

Sale/Take-Over Termination Bonus.  In the event the employment of Andrus is because of the sale of the business (either asset or stock sale), merger, consolidation, or by “takeover” by an outside entity or group, then, Andrus shall be entitled to a termination bonus equal to three times the amount of bonus he receive in the aggregate over the four quarters immediately preceding such termination of employment, but in no event shall said bonus be less than two hundred fifty thousand dollars($250,000).

7.

Resignation or Withdrawal . In the event Andrus’ employment is terminated by his voluntary resignation or withdrawal, then, in that event, the following will apply unless otherwise agreed between the parties in writing:

(a)

If the resignation or withdrawal occurs during the first year of the term of this Agreement, the Andrus will be entitled only to two weeks salary following notice of resignation or withdrawal and company benefits set forth in Section X1-5(e) Shall be terminated at the end of the calendar month next following the date of notice of resignation or withdrawal. All rights to stock options, bonuses or deferred compensation not granted or vested shall be forfeited.

(b)

If the resignation or withdrawal occurs during the second year of the term of his Agreement, then Andrus will be entitled only to two months salary following Notice of resignation or withdrawal and company benefits set forth in Section XI-5(e) shall be terminated at the end of the calendar month next following the date of notice of resignation or withdrawal. All rights to stock options, bonuses or deferred compensation not granted or vested shall be forfeited.

(c)

If the resignation or withdrawal occurs during the third year of the term of this agreement, then Andrus will be entitled only to three months salary following notice of resignation or withdrawal and company benefits set forth in Section XI-5 (e) shall be terminated at the end of the calendar month three months Following the date of notice of resignation or withdrawal. All rights to stock Options, bonuses or deferred compensation not granted or vested shall be Forfeited.

8.

Death or Disability. In the event of Andrus employment is terminated by death or upon medical certification of total disability (“disability”), then the following will apply in that respective event:

(a)

 In the event of Andrus’ death, the Company shall:

-  Pay to Andrus’ estate an amount equal to Andrus base salary for a three-month

   Period next following his death;

-  Grant to Andrus estate the next ISO due to Andrus under Section IV-5 herein

    Following the date of his death;

-  The company shall pay to Andrus’ estate an amount equal to the bonus Andrus’

    Would have received for the next two quarters following termination;

-  The Company shall continue providing the medical and dental benefits set forth in Section IV-8 to Andrus’ survivors (to the extent applicable) for a period of one year.

(b.)

In the Event of Andrus disability, the Company shall:

- Pay to Andrus an amount equal to Andrus’ base salary for a three-month period next following disability;

- Grant to Andrus the next ISO due to Andrus under Section IV-5 herein following disability;

- The company shall pay to Andrus an amount equal to the bonus Andrus would have received for the next two quarters following disability;

 - The Company shall continue providing the medical and dental benefits set forth in Section IV 8 to Andrus for a period of one year following disability.

RESTRICTIVE COVENANTS.

1.

Confidential information.  Andrus covenants not to disclose the following specified confidential information to competitors or otherwise outside of the scope of reasonably prudent business disclosure, at any time during or after the termination of his employment by the Company.

1.

Customers lists, contracts, and other sales and marketing information;

2.

Financial information, cost data;

3.

Formulas, trade secrets, processes and devices related to the product and its manufacture;

4.

Supply sources, contracts;

5.

Business opportunities for the product or new developing business for the Company;

6.

Proprietary plans, models and other proprietary information of the Company.

2.

Affirmative Duty to Disclose.  Andrus shall promptly communicate and disclose to the Company all observations made and data maintained relating to the business of the Company obtained by him as a consequence of his employment by the Company. All written material, possession during his employment with the Company concerning business affairs of the Company or any of its affiliates, are the sole property of the Company and its affiliates, and Andrus is obligated to make reasonably prompt disclosures of such information and documents to the Company, and, further, upon termination of this Agreement, or upon request of the Company, Andrus shall promptly deliver the same to the Company or its affiliates.

3.

Covenant Not to Compete.  For a period of three (3) years following the termination of his employment with the Company, Andrus shall not work, directly or indirectly, for a competitor of the Company, nor shall he himself establish a competitive business. This restrictive covenant shall apply worldwide but shall be limited to businesses that use diatomaceous earth and/or pyrethrum in any of its products which they manufacture, distribute, sell, market or otherwise promote. This covenant shall expressly not include a project being pursued by Andrus utilizing a phosphate-DE mixture developed by Andrus fir fertilizer purposes, regardless of the incidental insecticide qualities of such product.

4.

Material Harm Upon Breach.

The parties acknowledge the unique and secret nature of the Company’s formulas for the composition of its DE-based products and related proprietary information, and that material irreparable harm occurs to the Company if these restrictive covenants are breached. Further, the parties hereto acknowledge and agree that injunctive relief is not an exclusive remedy and that an election on the part of the Company to obtain an injunction does not preclude other remedies available to the Company.

5.

Arbitration.  Any differences, claims, or matters in dispute occurring between these parties and arising out of the Agreement or connected herewith shall be submitted by either or both of the parities to arbitration by the American Arbitration Association or is successor shall be final and absolute. The rules and regulations of the National American Arbitration Association shall apply to the following modifications:

1.

Each party shall be required to submit evidence, documents and witness lists one month prior to the arbitration hearing, as part Pf its right of discovery.

2.

Three arbiters shall be designated by the parties as follows: Each party shall select one arbiter and the two arbiters so select in turn a third arbiter.

3.

The laws of the State of Utah relating to arbitration shall apply.

4.

The decision of the arbitration panel may be entered as a judgement in any court of the general jurisdiction in any state of the United States Or elsewhere.

XI.

NOTICE.  Except as otherwise provided herein, all notices required by this Agreement as well as any other notice to any party hereto shall be given by certified mail (or equivalent), to the respective parties as required under this Agreement or otherwise, to the following addresses indicated below or to any change of address given by a party to the others pursuant to the written notice.

COMPANY:

Diatect International

1134 N. Orchard, Suite 206

Boise, Id 83706

ANDRUS

David H. Andrus

1036 Caucus Way

Meridian, Id 83642

XII. GENERAL PROVISIONS

1.

Entire Agreement.  This Agreement constitutes and is the entire Agreement of the parities and supersedes all other prior understandings and/or Agreements between the parities regarding the matters herein contained, whether verbal or written.

2.

Amendments.   This Agreement may be amended only in writing signed by both parties.

3.

Assignment.  No party of this Agreement shall be entitled to assign his or its interest herein without the prior written approval of the other party.

4.

Execution of Other Documents.    Each of the parties agree to execute any other documents reasonably required to fully perform the intentions of this Agreement.

5.

Binding Effect.   This Agreement shall inure to and be binding upon the parties hereto, their agents, employees, heirs, personal representatives, successors and assigns.

6.

No Waiver of Future Breach.   The failure of one party to insist upon strict performance or observation of this Agreement shall not be a waiver of any future breach or of any terms or conditions of this Agreement.

7.

Execution of Multiple Originals.  Two (2) original counterparts of this Agreement shall be executed by these parties.

8.

Governing Law.  This Agreement shall be governed and interpreted by the laws of the State of Utah.

9.

Severability.  In the event any provision or section of this Agreement conflicts with the applicable law, such conflict shall not affect the provisions of the Agreement which can be given effect without the conflicting provisions.

WHEREFORE, this Agreement is hereby executed and made effective the day and year first above written.

COMPANY

DIATECT INTERNATIONAL CORPORATION

By________________________________________

       George H. Henderson, Its President

ATTEST:

___________________________________________

       Jay Downs, Executive Vice President

ANDRUS

____________________________________________

       David H. Andrus